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For more information contact: Investor Relations Markel Group Inc. IR@markel.com
FOR IMMEDIATE RELEASE

Tony Markel to retire as Vice Chairman of Markel Group in May 2025 and Jon Michael joins Board of Directors

RICHMOND, Va., March 17, 2025 — Markel Group Inc. (NYSE: MKL) announced today that Anthony F. (Tony) Markel, Vice Chairman of the Board, informed the company that he will not stand for re-election at the company's annual meeting of shareholders in May. Mr. Markel will retire as a director of the company at the end of the meeting, at which time he will assume the honorary position of Chairman Emeritus of the Board.

Markel Group also announced the appointment of Jon Michael to its Board of Directors, effective March 15, 2025. Mr. Michael is a proven specialty insurance leader with more than 40 years of experience in the industry.

Tony Markel to retire from the Board of Directors
Mr. Markel joined the company in 1964 after graduating from the University of Virginia, eventually becoming President and Chief Operating Officer in 1992. He joined the Board in 1978 and became Vice Chairman of the Board in 2009. Mr. Markel, together with Alan Kirshner and Steve Markel, led the effort to take the company public in 1986. Under their leadership, Markel grew from approximately $60 million in total assets in 1986 to roughly $25 billion in 2016 when they turned over the reins to the next generation of Markel leaders.

“Tony is larger than life and it would be hard to overstate his impact on this company,” said Steve Markel, Chairman of the Board. “He was not just a highly effective operator and leader, he was the heartbeat of Markel with an unmatched ability to motivate and connect with people. I’m grateful to have had the chance to work alongside Tony for so many years.”

“In spite of the fact that my meteoric rise to the top of Markel was a blatant example of nepotism, I am extremely proud to have been a part of the growth and success of this organization over the last 61 years,” said Tony Markel. “I am equally proud of the Markel Style, a unique and distinct culture that has, and continues, to attract and guide some of the finest people in the insurance industry and the various industries served by our other Markel Group companies. It truly has been an honor and privilege to have worked with you and number you as friends.”

Jon Michael appointed to Board

Mr. Michael is a seasoned industry executive with a strong track record in the specialty insurance industry. He was the Chairman of RLI Corp., a publicly traded specialty insurance company, from 2011 to 2024 and he was President and CEO of RLI from 2001 to 2021 — during which time RLI's market capitalization increased by a factor of ten. Mr. Michael held various positions at RLI after joining in 1982, including President and Chief Operating Officer, Executive Vice President, and Chief Financial Officer. Prior to joining RLI, he worked at the accounting firm Coopers & Lybrand.

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Mr. Michael was appointed interim President of Bradley University in June 2024 and has served on its Board of Trustees since 2016, most recently as Board Chair. He currently serves as the lead independent director of SS&C Technologies Holdings, Inc.

“As I end my official tenure at Markel, I am extremely enthused about the addition of Jon Michael to the Board,” said Tony Markel. “Jon brings experienced leadership in the specialty insurance sector that I think will prove to be invaluable in the next chapter of the Markel story.”

“Jon is a well-respected and proven specialty insurance industry leader who shares the values in the Markel Style,” said Steve Markel. “His deep financial and operational expertise will be very useful through the remainder of our Board-led business review, and his insights and long-term orientation will serve us well as we continue to grow Markel Group in the years ahead.”

“Markel Group is a company that feels like home,” said Mr. Michael. “Great people, strong values, and so much opportunity for continued growth. I look forward to working with the Board and management team to define the next chapter of Markel Group’s success.”

About Markel Group

Markel Group Inc. (NYSE: MKL) is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group’s durability and adaptability. It’s a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.